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                                  EXHIBIT 99.1


                      PRESS RELEASE, DATED APRIL 10, 1997


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                                      for further information: Gary Pastorius
                                                  703-803-3260

FOR IMMEDIATE RELEASE




      FUISZ TECHNOLOGIES UNIT COMPLETES ACQUISITION OF LABORATOIRES MURAT

CHANTILLY, VA., April 10, 1997 -- Fuisz Technologies, Ltd. (NASDAQ NMS: FUSE) today announced that its Fuisz International Holdings Limited (FIHL) subsidiary has completed its acquisition of Laboratoires Murat, a pharmaceutical sales and distribution company based in Paris, France. The transaction closed April 9, 1997, following approval of the deal by the French Ministry of Finance.

Commenting on the deal, Dr. Richard C. Fuisz, Chairman and Chief Executive Officer of Fuisz Technologies, said, "This is a very synergistic acquisition for Fuisz as it is the first step in a distribution network for the European Union as well as a source of additional products for the United States."

Fuisz Technologies, Ltd. is engaged in the development and commercialization of a wide range of drug delivery and food applications. FIHL, based in Dublin, Ireland, commercializes the company's products outside North America.

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This news release contains forward-looking statements that involve risks and uncertainties. The actual future results of Fuisz Technologies, Ltd. may differ materially due to a number of factors including, but not limited to, dependence on collaborative partners, risk of manufacturing scale-up, delays in introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report on Form 10-K in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."